Exhibit 99.1

Spectral AI Announces Confirmation of Compliance of its Nasdaq Listing Requirements

DALLAS, Dec. 23, 2024 (GLOBE NEWSWIRE) -- Spectral AI (NASDAQ: MDAI) (“Spectral AI” or the “Company”), developer of the AI-driven DeepView® System, which received Breakthrough Device Designation from the U.S.FDA in 2018, that uses multi-spectral imaging and algorithms to predict burn healing potential, is pleased to announce that on December 20, 2024 the Company received a “moot” letter from Nasdaq confirming that the Company has regained compliance with all applicable listing standards for its continued listing on the Nasdaq Capital Market and that a further hearing regarding the Company’s compliance is no longer necessary.

“I am thrilled to announce that we continue to successfully meet our Nasdaq’s compliance standards,” said Dr. Michael DiMaio, Chairman of Spectral AI’s Board of Directors. “This confirmation reflects our team’s hard work and commitment. We are equally excited about the progress we are making towards our submission to the FDA, as we continue to innovate and strive for excellence in serving our stakeholders and the medical community.”

About Spectral AI

Spectral AI, Inc. is a Dallas-based predictive AI company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, with initial applications involving patients with burns and diabetic foot ulcers. The Company is working to revolutionize the management of wound care by “Seeing the Unknown®” with its DeepView® System. DeepView is a predictive device that offers clinicians an objective and immediate assessment of a wound’s healing potential prior to treatment or other medical intervention. With algorithm-driven results and a goal of exceeding the current standard of care in the future, DeepView is expected to provide faster and more accurate treatment insight towards value care by improving patient outcomes and reducing healthcare costs. For more information about DeepView, visit www.spectral-ai.com.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s intention to separate its Spectral IP subsidiary from the Company, and each Company’s strategy, plans, objectives, initiatives, strategic goals, financial outlook or other non-historical matters. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. As such, readers are cautioned not to place undue reliance on any forward-looking statements. Investors should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s filings with the SEC, including the Registration Statement and the other documents filed by the Company. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Spectral AI undertakes no obligation to update any forward-looking statements except as otherwise required by law.

For Media and Investor Relations, please contact:

David Kugelman

Atlanta Capital Partners LLC

(866) 692-6847 Toll Free - U.S. & Canada

(404) 281-8556 Mobile and WhatsApp

Email: dk@atlcp.com